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                               PURCHASE AGREEMENT
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         Warburg, Pincus Trust II (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, and Warburg, Pincus Counsellors, Inc. ("Warburg") hereby agree as follows:

         1. The Trust offers Warburg and Warburg hereby purchases shares of beneficial interest of the Trust, par value $.001 per share (the "Shares"), consisting of (a) 5,000 shares in the Trust's Fixed Income Portfolio and (b) 5,000 Shares in the Trust's Global Fixed Income Portfolio (each of the Fixed Income Portfolio and the Global Fixed Income Portfolio, a "Portfolio") at a price of $10.00 per Share (the "Initial Shares"). Warburg hereby acknowledges receipt of certificates representing the Initial Shares and the Trust hereby acknowledges receipt from Warburg of $100,000.00 in full payment for the Initial Shares.

         2. Warburg represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

         3. Warburg agrees that if any holder of the Initial Shares redeems any Initial Share in a Portfolio before five years after the date upon which the Portfolio commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses, in the same proportion as the number of Initial Shares being redeemed bears to the number of Initial Shares outstanding at the time of redemption. The parties





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hereby acknowledge that any Shares acquired by Warburg other than the Initial
Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Portfolio.

         4. The Trust and Warburg agree that the obligations of the Trust under this agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including the Portfolios, will be liable for any claims against any other series.







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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 12th day of March, 1997.

                                        WARBURG, PINCUS TRUST II


                                        By:
                                           ---------------------------------
                                           Name:  Eugene P. Grace
                                           Title:  Vice President & Secretary
ATTEST:


                                        WARBURG, PINCUS COUNSELLORS, INC.


                                        By:
                                           ----------------------------------
                                           Name:  Eugene P. Grace
                                           Title:  Vice President
ATTEST:






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